UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Square Fourth Floor Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2014, Columbia Laboratories, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Coventry Acquisition, LLC, a Delaware limited liability company and a subsidiary of Actavis, Inc., a Nevada corporation (“Coventry”), pursuant to which the Company purchased all 1,400,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) then held by Coventry, representing an approximately 11.5% ownership interest in the Company (based on 12,155,461 shares of Common Stock outstanding as of February 27, 2014). Upon consummation of the transactions contemplated by the Purchase Agreement, Coventry ceased to hold any direct or indirect ownership interest in the Company.

Pursuant to the terms of the Purchase Agreement, the total consideration paid by the Company to Coventry for the Shares was $8,509,060, which amount was equal to the product of (i) the per share price of the Company’s Common Stock as of the close of trading on the NASDAQ Stock Market on March 6, 2014, multiplied by (ii) 0.8925, multiplied by (iii) the number of Shares.

The Company and Coventry agreed to terminate that certain Investor’s Right Agreement, dated as of July 2, 2010, by and between the Company and Coventry (the “Investor’s Rights Agreement”) along with the rights and obligations of each of the parties to the Investor’s Rights Agreement including, without limitation, Coventry’s right to designate a member (the “Designee”) of the Company’s board of directors (the “Board”), the Company’s registration obligations and Coventry’s agreement with respect to the transfer of the Shares.

The Purchase Agreement contains customary representations, warranties and covenants therein. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Purchase Agreement. In addition, certain representations and warranties made as of a specified date may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

As described in Item 1.01 of this Current Report on Form 8-K, on March 6, 2014, in conjunction with the Purchase Agreement, the Investor’s Rights Agreement was terminated.

The description of the Investor’s Rights Agreement provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2014, in connection with the termination of the Investor’s Rights Agreement, Fred Wilkinson, who has served on the Board since July 2010 as Coventry’s Designee under the Investor’s Rights Agreement, resigned from his position as a director of the Company.

Item 7.01. Regulation FD Disclosure.

On March 7, 2014, Columbia Laboratories, Inc. (the “Company”) issued a press release entitled “Columbia Laboratories Repurchases 1.4 Million Shares of Common Stock from Actavis”, announcing the repurchase of 1,400,000 shares of common stock of the Company from Coventry Acquisition, LLC, a Delaware limited liability company and a subsidiary of Actavis, Inc. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, by and between Columbia Laboratories, Inc. and Coventry Acquisition, LLC.

99.1	Press Release dated March 7, 2014 entitled “Columbia Laboratories Repurchases 1.4 Million Shares of Common Stock from Actavis”.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORIES, INC.

By:	/s/ Jonathan Lloyd Jones
Name:	Jonathan Lloyd Jones
Title:	Vice President & Chief Financial Officer

Date: March 7, 2014